Exhibit 99.1
FOR IMMEDIATE RELEASE

Contact:	Dick Hobbs (414) 347-3836
Sensient Officers Adopt Rule 10b5-1 Trading Plans
     MILWAUKEE—May 16, 2008 — Sensient Technologies Corporation (NYSE: SXT) today announced that two of its elected officers (Messrs. Hobbs and Hammond) have each adopted a new SEC Rule 10b5-1 plan for trading company stock. Each plan covers periodic sales of Sensient stock over the next four years, starting in October 2008. Each plan was adopted during an authorized trading period when the officers were not in possession of material, non-public information. The transactions under the plans will be disclosed publicly through Form 144 and Form 4 filings with the Securities and Exchange Commission.
     Sales will occur during quarterly “window periods,” except for shares from options nearing expiration for Mr. Hammond. Anticipated sales each quarter by Mr. Hobbs and Mr. Hammond may total up to 6,500 shares and 22,000 shares, respectively, plus any “roll-overs” from prior periods where shares were not sold because of minimum price floors. Over the life of the plan, quarterly sales are expected to average approximately 5,000 shares and 13,600 shares, respectively, for Mr. Hobbs and Mr. Hammond. These plans do not impact any of the 10b5-1 plans the Company’s officers already have in place.
     Sensient Technologies Corporation is a leading global manufacturer and marketer of colors, flavors and fragrances. Sensient employs advanced technologies at facilities around the world to develop specialty food and beverage systems, cosmetic and pharmaceutical systems, inkjet and specialty inks and colors, and other specialty chemicals. The company’s customers include major international manufacturers representing some of the world’s best-known brands. Sensient is headquartered in Milwaukee, Wisconsin.
www.sensient-tech.com
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